Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-291378) and Form S-8 (Nos. 333-287601, 333-281611, 333-258267, 333-231744 and 333-204478) of AXT, Inc. of our report dated March 17, 2026, relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K.

/s/ BPM LLP

San Jose, California

March 17, 2026